Exhibit 99.1

NEWS RELEASE

9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John.Robison@rlicorp.com
www.rlicorp.com

RLI Declares Special Dividend

PEORIA, ILLINOIS, December 1, 2010, RLI Corp. (NYSE:RLI) — The RLI Corp. Board of Directors has declared an extraordinary cash dividend of $7.00 per share.  The dividend is payable on December 29, 2010 to shareholders of record as of December 16, 2010 and is expected to total approximately $147 million.

“We are pleased to announce a return of capital to shareholders in the form of a special dividend,” said RLI Corp. President & CEO Jonathan E. Michael.  “As a result of our continued success, we have accumulated capital that exceeds our current needs.  Our balance sheet remains very strong and provides our policyholders with excellent protection to safeguard their assets.”

RLI will continue to manage its capital effectively for its investors and policyholders.  Since 2006, RLI has returned over half a billion dollars to shareholders, including this special dividend, in the form of dividends and share repurchases.  At the end of the third quarter, RLI had approximately $94.1 million of capacity remaining in its stock repurchase program, which will continue.

RLI is a specialty insurance company serving niche or underserved markets. With a diverse portfolio of property and casualty coverages and surety bonds, it has achieved an underwriting profit in 29 of the last 33 years, including the last 14. RLI and subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI operates in all 50 states from office locations across the country.

For additional information, contact RLI Treasurer & Chief Investment Officer John Robison at (309) 693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

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